EXHIBIT 21.1

Subsidiaries of Flexsteel Industries, Inc.

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DMI Sourcing Company, LLC (Kentucky)
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Flexsteel Business Consulting (Shenzhen) Co. Ltd.
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Home Styles Furniture Co., Ltd. (Thailand) (99.99% interest)
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Representative Office of Flexsteel Industries, Inc. in Ho Chi Minh City (Vietnam)
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Desert Dreams, Inc. (Iowa)
o
Shelf Company No. 74 (Mexico)